SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-05426
SERIES NO.: 22

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        214
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                         92
              Class C                         91
              Institutional                   75

74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $    9.96
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $    9.95
              Class C                  $    9.95
              Institutional            $    9.96